Exhibit 8
EXECUTION COPY
STANDSTILL AGREEMENT
THIS STANDSTILL AGREEMENT (this “Agreement”) is made effective as of May 19, 2010 by and among each of Frost Gamma Investments Trust, Subbarao Uppaluri, Steven D. Rubin and Jane Hsiao (collectively, the “Frost Group Shareholders” and individually, a “Frost Group Shareholder”) and Joel E. Bernstein, M.D. and Carole Bernstein, and solely with respect to paragraph (c) of Section 2 and paragraph (a) of Section 3 of this Agreement, Winston Pharmaceuticals, Inc., a Delaware corporation (the “Company”).
RECITALS
A. Simultaneous with the execution and delivery of this Agreement, Pharmaceutical Financial Syndicate, LLC, (“PFS”) a Delaware limited liability company whose manager is Dr. Bernstein, and the Frost Group Shareholders have entered into a Stock Purchase Agreement (the “SPA”) and Escrow Agreement (the “Escrow Agreement”) pursuant to which PFS shall purchase from the Frost Group Shareholders an aggregate of 18,399,271 shares of the Company’s common stock (the “Covered Shares”) and warrants to purchase 8,958,975 shares of the Company’s common stock (the “Covered Warrants,” and together with the Acquired Shares, the “Covered Securities”).
B. As partial consideration for the Covered Securities and pursuant to Section 1.2 of the SPA, PFS has executed non-recourse promissory notes in favor of the Frost Group Shareholders in the aggregate original principal amount of $10,263,500 (collectively, the “Notes”).
C. In order to induce their respective counterparties to enter into the SPA and Escrow Agreement and the transactions contemplated thereby, Dr. Bernstein and each of the Frost Group Shareholders desire to enter into this Agreement restricting their respectively abilities to engage in certain transactions in the Company’s securities.
Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the undersigned parties, the undersigned parties hereto agree as follows:
1. Representations and Warranties. The Frost Group Shareholders hereby represent and warrant to Dr. Bernstein, and Dr. Bernstein and Mrs. Bernstein hereby represent and warrant to the Frost Group Shareholders as follows:
(a) each party has previously disclosed to all other parties to this Agreement, through filings made under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and/or other means: (i) the name of any affiliate, associate, immediate family member (as such term is defined in Regulation S-K under the Exchange Act) or group member of each such party who beneficially owns any securities of the Company within the meaning of Rule 13d-3 or Rule 16a-1(a)(2) under the Exchange Act), (ii) the number of securities of the Company so beneficially owned by such persons, and (iii) for any such shares so beneficially owned that are held of record in a different name (such as “Cede & Co.” or another “street name”), the name of such record holder.
(b) all schedules, statements or other reports previously filed by any one or more of the parties to this Agreement any affiliate, associate, immediate family member (as such term is defined in Regulation S-K under the Exchange Act) or group member of each such party under Section 13 or 16 of the Exchange Act contain all of the disclosures and information required under the applicable rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), and such disclosures and information was, as of the date of the filing thereof with the SEC and the delivery thereof to the Company, true, correct and complete in all material respects.
(c) the representations, warranties, covenants and agreements of the parties hereunder are a material inducement to their respective counterparties entering into of this Agreement, the SPA, the Escrow Agreement, and the transactions contemplated hereby and thereby.

2. Standstill
(a) The Frost Group Shareholders hereby covenant and agree that during the five year period commencing on the date hereof and expiring on the 5th year anniversary of the effective date of this Agreement, each Frost Group Shareholder shall not, and shall not permit or cause any affiliate, associate, immediate family member (as such term is defined in Regulation S-K under the Exchange Act) or group member to, directly or indirectly:
(i) engage in any transactions in any class of securities of the Company, including any derivative;
(ii) solicit proxies with respect to any securities of the Company;
(iii) actively oppose any action approved by a majority of the board of directors of the Company, or become a “participant” in any “election contest” relating to the election of directors of the Company (as such terms are used in rule 14a-11 of Regulation 14A promulgated under the Exchange Act (or any comparable or successor rule));
(iv) propose, make or initiate, or solicit stockholders of the Company for the approval of, one or more stockholder proposals;
(v) propose, or make, initiate or solicit any proposals from, or provide any information or participate in any discussions or negotiations with, or otherwise cooperate in any way with or assist, any person concerning any merger, consolidation, other business combination, tender or exchange offer, recapitalization, liquidation or dissolution or any purchase or other acquisition or sale or other disposition of assets (other than in the ordinary course of business) or shares of capital stock of the Company or any of its subsidiaries or divisions or any similar transaction involving the Company or any subsidiary or division of the Company;
(vi) take any other action for the purpose of or with the effect of changing or influencing the control of the Company, or in connection with or as a participant in any transaction having that purpose or effect;
(vii) form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act or Rule 13d-5(b)(i) promulgated under the Exchange Act) with respect to any securities of the Company; or
(viii) induce, attempt to induce, encourage or solicit, or cooperate with, any other Person to do any of the foregoing.
(b) Dr. Bernstein and Mrs. Bernstein hereby covenant and agree that for so long as any of the Notes remain outstanding, they shall not sell, offer to sell, transfer, assign, pledge or hypothecate any securities of the Company directly or indirectly owned by them or deemed to be beneficially owned by them within the meaning of Rule 13d-3 of the Exchange Act, including any securities of the Company obtained after the date of this Agreement; provided, however, that in the event of Dr. Bernstein’s death, the restrictions arising under this paragraph (b) shall terminate immediately and Mrs. Bernstein shall be entitled to exercise full dispositive power with respect to any such securities.
(c) The Company hereby covenants and agrees that it shall not elect, appoint or nominate any of the adult children of Dr. Bernstein to serve on the board of directors of the Company so long as any of the Notes remain outstanding unless and until such person executes and delivers to the Frost Group Shareholders or their counsel a counterpart signature page to this Agreement pursuant to which such person agrees to be bound by the terms and conditions of paragraph (b) of this Section 2 as if such person were a party hereto.
(d) No provisions of Section 2(a) shall apply at any time that there has occurred and remains uncured a breach by PFS of any of its material duties or obligations under the SPA, the Escrow Agreement or the Notes, or a breach by Dr. or Mrs. Bernstein of their covenants and agreements under this Agreement. No provisions of Section 2(a) are intended to prevent the Frost Group Shareholders from exercising rights under the SPA, the Escrow Agreement or the Notes, and to the extent of any conflict with Section 2(a), the provisions of the SPA, the Escrow Agreement or the Notes shall control.

3. General Provisions; Termination
(a) No Inconsistent Agreements. Without the written consent of the parties hereto, neither the Company nor Dr. Bernstein or Mrs. Bernstein shall hereafter enter into any agreement with respect to its securities which is inconsistent with or violates or limits the rights granted to the parties to this Agreement under the SPA or Escrow Agreement.
(b) Remedies. Any person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.
(c) Amendment and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of all of the parties hereto.
(d) Successors and Assigns. All covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.
(e) Severability. If any provision of this Agreement is held to be prohibited by or invalid, illegal or unenforceable in any respect under applicable law by the SEC or by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, invalidity, illegality or unenforceability without invalidating the remainder of this Agreement.
(f) Counterparts. This Agreement may be executed simultaneously in one or more counterparts (any one of which may be by facsimile), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.
(g) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
(h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
(i) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or one day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to each of the Frost Group Shareholders at the addresses set forth in Schedule A attached hereto, and to Dr. Bernstein, Carole Bernstein or the Company at the as follows:
Joel E. Bernstein
100 Fairway Drive
Suite 134
Vernon Hills, Illinois 60061
Facsimile: (847) 362-0794
With a copy to:
Seyfarth Shaw LLP
131 South Dearborn Street
Suite 2400

Chicago, IL 60603
Attention: Michel J. Feldman, Esq.
Facsimile: (312) 460-7613
or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.
(j) Entire Agreement. This Agreement and the instruments referred to herein embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
(i) Jurisdiction; Service; Jury Waiver. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties only in the courts of the State of New York, City of New York, Borough of Manhattan, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. THE PARTIES HERETO WAIVE A JURY TRIAL IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT.
[Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Standstill Agreement as of the date first written above.

Joel E. Bernstein, M.D.

Carole Bernstein

FROST GAMMA INVESTMENTS TRUST
By:
Phillip Frost, M.D.
Trustee

Subbarao Uppaluri, Ph.D.

Steven D. Rubin

Jane Hsiao, Ph.D.

SOLELY WITH RESPECT TO PARAGRAPH (C) OF SECTION 2 AND PARAGRAPH (a) OF SECTION 3: WINSTON PHARMACEUTICALS, INC.
By:
David Starr
Chief Financial Officer

[Signature page to the Standstill Agreement]

Schedule A
4400 Biscayne Boulevard, Miami, Florida 33137 for all Frost Group Shareholders